Filed pursuant to Rule 424(b)(3)

Registration No. 333-290589

PROSPECTUS

SONIM TECHNOLOGIES, INC.

Up to 19,444,444 Shares of Common Stock

This prospectus relates to the potential offer and sale from time to time by Chardan Capital Markets LLC (“Chardan” or the “Selling Securityholder”) of up to 19,444,444 shares of our common stock, par value $0.001 per share (“Common Stock”), that have been or may be issued by us to Chardan pursuant to a ChEF Purchase Agreement, dated as of September 29, 2025 (the “Signing Date”), by and between us and Chardan (the “Purchase Agreement”) establishing a committed equity facility (the “Facility”). Such shares of our Common Stock consist of up to 19,444,444 shares of our Common Stock that we may elect, in our sole discretion, to issue and sell to Chardan, from time to time under the Purchase Agreement (the “Purchase Shares”). The actual number of shares of our Common Stock issuable will vary depending on the then current market price of shares of our Common Stock sold to Chardan under the Facility, but will not exceed the number set forth in the preceding sentence unless we file an additional registration statement under the Securities Act with the SEC. See “The Committed Equity Financing” for a description of the Purchase Agreement and the Facility and “Selling Securityholder” for additional information regarding Chardan and “Plan of Distribution (Conflicts of Interest)” for a description of compensation payable to Chardan.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares of our Common Stock by Chardan. We may receive up to $500.0 million in aggregate gross proceeds from Chardan under the Purchase Agreement in connection with sales of the shares of our Common Stock to Chardan pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds from Chardan may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold.

This prospectus provides you with a general description of such securities and the general manner in which Chardan may offer or sell the securities. More specific terms of any securities that Chardan may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Chardan may offer, sell or distribute all or a portion of the shares of our Common Stock acquired under the Purchase Agreement and hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the shares of our Common Stock, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sales of the shares of our Common Stock purchased by Chardan are within the sole discretion of Chardan. Chardan is an underwriter under the Securities Act of 1933, as amended (the “Securities Act”), and any profit on the sale of shares of our Common Stock by Chardan and any discounts, commissions or concessions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. Although Chardan is obligated to purchase shares of our Common Stock under the terms and subject to the conditions and limitations of the Purchase Agreement to the extent we choose to sell such shares of our Common Stock to it (subject to certain conditions), there can be no assurances that we will choose to sell any shares of our Common Stock to Chardan or that Chardan will sell any or all of the shares of our Common Stock, if any, purchased under the Purchase Agreement pursuant to this prospectus. Chardan will bear all commissions and discounts, if any, attributable to its sale of shares of our Common Stock. See “Plan of Distribution (Conflicts of Interest).”

You should read this prospectus and any prospectus supplement or amendment, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information” carefully before you invest in our securities.

We have received deficiency letters from Nasdaq that we are not in compliance with Nasdaq’s minimum bid price requirement of at least $1.00 per share and the requirement to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. To maintain listing on Nasdaq, we must demonstrate compliance with the Nasdaq minimum bid price requirement on or before February 9, 2026, and demonstrate compliance or a plan to regain compliance with the minimum stockholders’ equity requirement or to submit a plan to regain compliance on or before October 6, 2025, in each case, subject to an additional 180 calendar day period to regain compliance that may be granted by Nasdaq, or our common stock will become subject to delisting. On October 6, 2025, we submitted to the Nasdaq staff a plan to regain compliance with Nasdaq Listing Rule 5550(b)(1). On October 17, 2025, we received written notification from Nasdaq (the “Extension Notice”) granting the Company an extension through December 31, 2025, to regain compliance with Nasdaq Listing Rule 5550(b)(1). Under the terms of the extension, on or before December 31, 2025, the Company must evidence compliance with Nasdaq Listing Rule 5550(b)(1) as set forth in the Extension Notice. We intend to satisfy these requirements within the current extension period or, if necessary, to request a further extension from Nasdaq, which would be subject to Nasdaq’s discretion.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SONM.” On November 11, 2025, the last quoted sale price for the shares of our Common Stock as reported on Nasdaq was $11.04 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, under applicable Securities and Exchange Commission rules, we have elected to comply with certain reduced public company reporting and disclosure requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2025.

Neither we nor Chardan has authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus. Neither we nor Chardan takes any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you.

We are not, and Chardan is not, making an offer to sell the shares of common stock in any jurisdiction where the offer or sale is not permitted. This prospectus does not constitute an offer of, or an invitation on our behalf or on behalf of Chardan to subscribe for and purchase, any securities, and this prospectus may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: neither we nor Chardan has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

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INFORMATION ABOUT THIS PROSPECTUS

General Information

This prospectus is part of a resale registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the Selling Securityholder may, from time to time, sell the securities offered by it described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholder of the securities offered by it described in this prospectus.

Neither we nor the Selling Securityholder has authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholder takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholder will make an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Securityholder and its permitted transferees may use this resale shelf registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution (Conflicts of Interest).” More specific terms of any securities that the Selling Securityholder and its permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find Additional Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information.”

Unless the context otherwise requires, references in this prospectus to the “Company,” “Sonim,” “we,” “us” and “our” and any related terms refer to Sonim Technologies, Inc. and its consolidated subsidiaries.

Trademarks, Trade Names and Service Marks

Solely for convenience, tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these tradenames. We do not intend our use or display of other companies’ trademarks, trade names, service marks or copyrights to imply a relationship with, or endorsement or sponsorship of us by, such other companies.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor Chardan have independently verified the accuracy or completeness of this information. Some data is also based on our good-faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any third-party publications or our good-faith estimates.

Basis of Presentation

All information in this prospectus assumes (i) a 1-for-10 reverse stock split of our common stock, which was effected on July 17, 2024 and (ii) a 1-for-18 reverse stock split of our common stock, which was effected on October 27, 2025 (all share and per share amounts in this prospectus have been presented on a retrospective basis to reflect the reverse stock splits).

Certain monetary amounts, percentages and other figures included elsewhere in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our combined/consolidated financial statements included elsewhere in this prospectus. Accordingly, certain other figures and amounts that appear as totals in this prospectus may not be the arithmetic aggregation of the figures or amounts that precede them, and figures or amounts expressed as a percentage may not total 100% or be the arithmetic aggregation of the percentages that precede them.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus or the documents incorporated herein by reference regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would,” “could,” “should,” “potential,” “seek,” “evaluate,” “pursue,” “continue,” “design,” “impact,” “affect,” “forecast,” “target,” “outlook,” “initiative,” “objective,” “priorities,” “goal,” or the negative of such terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements contained in this prospectus include but are not limited to, statements about:

●	our business strategy and objectives;

●	our strategic alternatives search process and vision of the future of the Company;

●	our future financial performance and results of operations;

●	our vision regarding strategic alternatives of the Company;

●	our ability to successfully deploy the proceeds from the Facility;

●	our ability to consummate the transactions contemplated by the Asset Purchase Agreement (as defined below) and other transactions not involving our legacy business;

●	our ability to regain compliance with the Nasdaq listing rules;

●	the demand for our products in general and demands for specific segments of products;

●	the sufficiency of our cash to meet our liquidity needs;

●	our assessment of the market opportunities and our abilities to capitalize on such market opportunities;

●	our assessments of the impact of various events on our financial condition and results of operations;

●	the performance of third parties upon which we depend, including manufacturers;

●	our ability to comply with regulations applicable to our business;

●	our ability to maintain, protect and enhance our technology and intellectual property;

●	the volatility of capital markets and other macroeconomic factors, including inflationary pressures, banking instability issues, geopolitical tensions, or the outbreak of hostilities or war; and

●	expectations regarding the period during which we will qualify as a “smaller reporting company.”

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

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Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

●	our ability to meet expectations regarding the timing and completion of the declared strategic initiatives to return value to stockholders;

●	our ability to complete the transactions contemplated by the Asset Purchase Agreement and the consequences if we fail to do so;

●	our ability to identify a suitable reverse merger target and successfully negotiate and consummate a transaction;

●	the availability of cash on hand and other sources of liquidity to fund our operations and grow our business;

●	our ability to compete effectively depends on multiple factors and we may not be able to continue to develop solutions to address user needs effectively;

●	risks associated with potential hostile takeover attempts or shareholder activism, which may divert management’s attention, jeopardize strategic initiatives, and require significant resources;

●	we may be negatively impacted by changes in U.S. trade policy, including the imposition of tariffs;

●	we may not be able to continue to develop solutions to address user needs effectively, including our next-generation products, which could materially adversely affect our liquidity and our ability to continue operations;

●	a small number of customers account for a significant portion of our revenue;

●	we may be unable to regain compliance with Nasdaq’s continued listing requirements and other Nasdaq rules, which could adversely affect the price of our common stock and make it more difficult for us to sell securities in a future financing or for you to sell our common stock;

●	the financial and operational projections that we may provide from time to time are subject to inherent risks;

●	our ability to incorporate emerging technologies into our new consumer products given the lengthy development cycle;

●	our ability to adapt to shortened customer lead times and tightened inventory controls from our key customers;

●	we are materially dependent on some customer relationships that are characterized by product award letters and the loss of such relationships could harm our business and operating results;

●	our quarterly results may vary significantly from period to period;

●	we rely primarily on third-party contract manufacturers and partners;

●	if our products contain defects or errors, we could incur significant unexpected expenses, experience product returns and lost sales, experience product recalls, suffer damage to our brand and reputation, and be subject to product liability or other claims;

●	we are required to undergo a lengthy customization and certification process for each wireless carrier customer;

●	we are dependent on the continued services and performance of a concentrated and limited group of senior management and other key personnel;

●	we face risks related to the impact of various economic, political, environmental, social, and market events beyond our control that can impact our business and results of operations; and

●	other risks and uncertainties described in the section titled “Risk Factors” listed on page 8 of this prospectus and elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should read this prospectus and the documents that we incorporate by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, any prospectus supplement, and the other documents we have filed with the SEC that are incorporated herein by reference to conform such statements to actual results or to changes in our expectations.

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PROSPECTUS Summary

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. You should read the entire prospectus and the other documents to which we refer before you decide to invest.

Overview

Sonim Technologies, based in the United States, is a leading provider of enterprise 5G solutions, offering a robust portfolio that includes rugged handsets, smartphones, wireless internet devices, software, services, and accessories. These products are engineered for reliable communication in challenging and unpredictable environments, serving sectors such as critical communications, first responders, government, industrial, construction, hospitality, and logistics. We currently have products available at all three U.S. Tier-one carriers — AT&T, T-Mobile and Verizon as well as the three primary carriers in Canada — Bell, Telus and Rogers, and Telstra in Australia. These carriers then resell our products, along with network services, to end customers focusing on two primary end markets: industrial enterprise and public sector. We also sell our products through distributors and resellers in various markets, including Europe and South Africa.

In 2023, Sonim announced a strategic expansion initiative, focusing on broadening its market reach with new products, geographical markets, and customer segments including enterprise, small and medium business, and prosumers. This strategy is underpinned by a strong emphasis on execution. We have introduced new product categories: Connected Solutions featuring wireless internet products, a next-generation rugged smartphone, and a new range of mid and low-tier professional rugged phones, all boasting IP ratings, MIL-STD-810H standards, and elements of Sonim’s RPS, highlighting our value proposition to target markets.

During the second half of 2024 and through the filing date of this prospectus, Sonim launched the following products:

●	Sonim H500-series of 5G mobile hotspots available at Verizon and Verizon Frontline Verified, UScellular, and Bell in North America, as well as at select carriers and through our distribution partners in Europe;

●	Sonim MegaConnect, the world’s first 5G High Powered User Equipment (HPUE) rugged mobile hotspot, available at AT&T Business and FirstNet® in the United States, and is also FirstNet Trusted;

●	Sonim H100 4G mobile hotspot available through Telia Finland and distribution partners in Europe;

●	XP100 4G and XP400 5G professional rugged phones available through Deutsche Telekom in Germany and distribution partners in Europe and South Africa;

●	XP Pro 5G rugged smartphone available through Verizon and Verizon Frontline Verified, AT&T and FirstNet Ready, and T-Mobile and certified for T-Priority in the United States, Bell, Telus, Rogers, and SaskTel in Canada, and through select distributors in Europe, the Middle East, and Africa;

●	XP Pro Thermal 5G rugged smartphone available in Europe, the Middle East, and Africa through select distributors; and

●	XP3plus 5G rugged flip phone available through T-Mobile and certified for T-Priority.

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Most of these products are supported by the SonimWare™ platform and enterprise services. In 2025, all of our new products that launched with tier-one carriers in the United States included a certification associated with carrier first responder initiatives, including FirstNet Ready, FirstNet Trusted, Verizon Frontline Certified, and T-Mobile certified for T-Priority. In the first half of 2025 we also announced the upcoming launch and availability of the XP Pro Thermal 5G smartphone for Europe which includes an SDK-enabled Sonim IRIS software for custom application development and an integrated thermal camera by FLIR® that benefits a number of vertical trades such as electricians, plumbers, public safety, construction, agriculture, amongst others.

Geographic market expansion continues with agreements and product availability through new distribution partners in Europe and South Africa, catering to carrier, reseller, and enterprise sales channels. Partners include Brodos, Modino, Ingram Micro, and Cernotech, which bolster our presence in these regions. This strategic alignment supports our commitment to offering reliable solutions and expanding our customer base.

With the primary sales channels in the U.S. and Canada consisting of large wireless carriers, the Company’s customer base is highly concentrated, as represented in the tables below (all figures as a percentage of our total net revenues):

Revenue by Customer Type

Category	Q3 2025 YTD		FY 2024
Wireless Carriers	83	%(1)	75%
Top 3 Carrier Customers	69	%(2)	62%

(1)	12% of this revenue is related to the expiration of customer allowance agreements as three of our legacy phones approach end-of-life
(2)	11% of this revenue is related to the expiration of customer allowance agreements as three of our legacy phones approach end-of-life

Revenue by Product Type

Category	Q3 2025 YTD		FY 2024
Smartphones	54	%(1)	45%
Feature Phones	28%		35%
White Label Products (Related Party)	—		13%
Connected Solutions	16%		6%
Other	2%		1%

(1)	12% of this revenue is related to the expiration of customer allowance agreements as three of our legacy phones approach end-of-life

In alignment with Sonim Technologies’ commitment to quality, reliability, and regulatory compliance, we have prioritized our Trade Agreements Act (“TAA”) initiatives. TAA compliance is crucial in enhancing our market strategy, particularly in expanding opportunities within government and enterprise markets, which demand stringent adherence to regulatory standards. By ensuring our products meet TAA requirements, we reinforce our position as a trusted provider of enterprise 5G solutions.

This initiative underscores our dedication to delivering products that not only meet industry-leading standards but also comply with U.S. federal procurement regulations, thereby enhancing our competitiveness in securing government contracts.

Looking ahead, Sonim is focused on bringing our new products and solutions offering to our expanded portfolio throughout 2025.

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Pending Asset Purchase Agreement with Social Mobile and Company’s Strategic Initiatives

On July 17, 2025, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) by and among the Company, as seller, Pace Car Acquisition LLC, as buyer, (the “Buyer”), the Seller Representative named in the Asset Purchase Agreement, and, Social Mobile Technology Holdings LLC (the “Parent”), solely for the purpose of guaranteeing complete payment and performance obligations of the Buyer contained in the Asset Purchase Agreement.

Pursuant to the Asset Purchase Agreement, the Buyer agreed to acquire substantially all assets of the Company and its subsidiaries related to the Company’s enterprise 5G solutions business, including rugged handsets, smartphones, wireless internet devices, software, services, and accessories (collectively, the “Business”) for a purchase price of $15.0 million in cash, subject to (i) customary working capital, indebtedness and transaction expense adjustments (referred to in the Asset Purchase Agreement as the “Adjustment Amount,” which may be a positive or a negative number) and (ii) up to $5.0 million in the form of an earn-out payment, if earned.

Because the transaction contemplates the sale of substantially all of the Company’s assets, the Company is pursuing alternative strategies, in addition to completing the asset sale, with the objective of maximizing stockholder value. There can be no assurance that the Asset Purchase Agreement or any additional transaction will ultimately be consummated timely or at all.

Recent Developments

The Committed Equity Financing

On September 29, 2025, we entered into the Facility. We agreed to reimburse the fees and disbursements of legal counsel to Chardan in an amount up to $125,000. Under the Facility, we have a right to require Chardan to purchase shares of our Common Stock up to the aggregate commitment amount of $500.0 million at prices per share based on the VWAP of our Common Stock. The Facility will remain outstanding for three years from the effective date of the registration statement of which the prospectus forms a part unless terminated upon reasonable notice. The purpose of the execution of the Facility is to fund our general corporate expenses. See “The Committed Equity Financing” for additional information.

Recent Product Awards

The first step in selling our products through wireless telecommunications carriers is to receive a product award from the carrier. The award documents the intent of the carrier to carry the proposed product and offer it to customers through their stores or online. The carrier and Sonim agree to a launch date that is generally nine months or longer from the date of the product award. After the product award, the Company and its partners complete the design that includes the unique specifications from the carrier, test the device, obtain certification from the carrier to sell the device, and begin full scale manufacturing of the product based on purchase orders issued by the carrier.

As of the filing date of this prospectus, Sonim is completing the development, testing and certification of an updated 5G version of the Company’s XP5plus.

Reverse Stock Split

On October 15, 2025, our Board approved a reverse stock split of Common Stock at a final ratio of 1-for-18 (one-for-eighteen) (the “Reverse Stock Split”) subject to the stockholder approval of the Reverse Stock Split. The Reverse Stock Split is expected to become effective at 12:01 a.m. Eastern Time on October 27, 2025, following the filing of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. The Common Stock is expected to commence trading on a split-adjusted basis when the markets open on October 27, 2025, under the existing trading symbol “SONM.”

Implications of Being a Smaller Reporting Company

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, we will continue to be permitted to make certain reduced disclosures in our periodic reports and other documents that we file with the SEC.

Corporate Information

We were incorporated under the laws of the state of Delaware on August 5, 1999. Our principal executive offices are located at 4445 Eastgate Mall, Suite 200, San Diego, CA 92121, and our telephone number is (650) 378-8100. Our website address is https://www.sonimtech.com/. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in making the decision of whether to purchase our securities.

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The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the securities, see “Description of Capital Stock” in this prospectus.

Issuer	Sonim Technologies, Inc., a Delaware corporation.

Shares of Common stock offered by Chardan	Up to 19,444,444 shares of our Common Stock that we may elect, in our sole discretion, to issue and sell to Chardan, from time to time from and after the Commencement Date (as defined herein) under the Purchase Agreement.

The actual number of shares of our Common Stock issued and outstanding will vary depending on the then current market price of shares of our Common Stock sold to Chardan in this offering, not to exceed the number of shares set forth above unless we file an additional registration statement under the Securities Act with the SEC.

Terms of the Offering	Chardan will determine when and how it will dispose of any shares of our Common Stock acquired under the Purchase Agreement that are registered under this prospectus for resale.

Common Stock outstanding prior to the Offering	1,015,652 shares (as of September 30, 2025).
Common Stock outstanding immediately after the Offering	20,460,096 shares, assuming the sale of 19,444,444 shares of our Common Stock under the Purchase Agreement. The actual number of shares issued will vary depending on the sales prices in this offering. Under applicable Nasdaq rules, in no event may we issue to Chardan more than 19.99% of the total number of shares of our Common Stock that were outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless our stockholders have approved the issuance of Common Stock pursuant to the Purchase Agreement in excess of the Exchange Cap in accordance with the applicable rules of Nasdaq or such approval is not required in accordance with the applicable rules of Nasdaq or otherwise because the average price of all applicable sales of our common stock to Chardan pursuant to the Purchase Agreement equals or exceeds $11.2986 per share, which represents the “Nasdaq Minimum Price” as of the date of the execution of the Purchase Agreement.

Use of proceeds	We will not receive any proceeds from the resale of shares of our Common Stock by Chardan. However, we may receive up to $500.0 million in aggregate gross proceeds from Chardan under the Purchase Agreement in connection with sales of shares of our Common Stock to Chardan pursuant to the Purchase Agreement from time to time after the date of this prospectus. However, the actual proceeds we receive may be less than this amount (before being reduced for the discount to Chardan) depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold. A minimum of thirty-three percent (33%) of such proceeds will be applied to the pre-payment of the July Note, pursuant to the terms of the July Note. The Company intends to use any remaining proceeds for our operations, to support our overall business strategy, for working capital purposes, and for general corporate purposes, which may include repayment and refinancing of our indebtedness. Pending other uses, we intend to invest the net proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the net proceeds invested will yield a favorable return. See “Use of Proceeds.”

Conflicts of Interest	Chardan is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is expected to act as an executing broker for the resale of shares of our Common Stock in this offering. The receipt by Chardan of all the proceeds from resales of shares of our Common Stock results in a “conflict of interest” under FINRA Rule 5121. Accordingly, such resales will be conducted in compliance with FINRA Rule 5121. To the extent that the shares of our Common Stock do not have a “bona fide public market”, as defined in FINRA Rule 5121, a qualified independent underwriter will participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement. Pursuant to FINRA Rule 5121, Chardan will not confirm resales of shares of our Common Stock to any account over which it exercises discretionary authority without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest).”

Listing and trading symbol	Shares of our common stock trade on Nasdaq under the symbol “SONM.”

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth therein as well as under headings “Risk Factors” in the documents incorporated by reference to this prospectus.

The number of shares of our Common Stock to be outstanding immediately after this offering is based on 1,015,652 shares of our Common Stock outstanding as of September 30, 2025, and excludes, as of such date:

● 62,978 shares of common stock issuable upon the exercise of outstanding warrants;

● 36,360 shares of common stock issuable upon the exercise of outstanding options; and

● 2,558 shares of common stock that remain available for future equity grants under the Sonim Technologies, Inc. 2019 Equity Incentive Plan, as amended (the “EIP”).

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Risk Factors

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our common stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occur, and as a result, the market price of our common stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to the Facility

It is not possible to predict the actual number of shares of our Common Stock, if any, we will sell under the Purchase Agreement to Chardan, or the actual gross proceeds resulting from those sales or the dilution to you from those sales.

On September 29, 2025, we entered into the Purchase Agreement with Chardan, pursuant to which we may sell to Chardan up to $500.0 million of shares of our Common Stock (the “Total Commitment”), upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Chardan at our discretion from time to time until the earliest to occur of (i) the 36-month anniversary of the effective date of the registration statement of which this prospectus forms a part, (ii) the date on which Chardan has purchased the Total Commitment pursuant to the Purchase Agreement, (iii) the date on which our Common Stock fails to be listed or quoted on Nasdaq or any successor Principal Market (as defined in the Purchase Agreement), and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors (each date of such termination, an “Automatic Termination Event”).

We generally have the right to control the timing and amount of any sales of our Common Stock to Chardan under the Purchase Agreement. Sales of our Common Stock, if any, to Chardan under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Chardan all, some or none of the Common Stock that may be available for us to sell to Chardan pursuant to the Purchase Agreement. Accordingly, we cannot guarantee that we will be able to sell all of the Total Commitment or how much in proceeds we may obtain under the Purchase Agreement. If we cannot sell securities under the Facility, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our liquidity and cash position.

Because the purchase price per share of Common Stock to be paid by Chardan for the Common Stock that we may elect to sell to Chardan under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we elect to sell shares to Chardan pursuant to the Purchase Agreement, if any, and the purchase price that Chardan is required to purchase the shares of Common Stock under the Purchase Agreement as described under “The Committed Equity Financing,” it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to Chardan under the Purchase Agreement, the purchase price per share that Chardan will pay for shares of Common Stock purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Chardan under the Purchase Agreement.

We have registered 19,444,444 shares of our Common Stock under this prospectus. The actual number of shares of our Common Stock issuable will vary depending on the then current market price of shares of our Common Stock sold to Chardan in this offering and the number of shares of our Common Stock we ultimately elect to sell to Chardan under the Purchase Agreement. If it becomes necessary for us to issue and sell to Chardan under the Purchase Agreement more than the 19,444,444 shares of shares of our Common Stock being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $500.0 million under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Chardan of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock under the Purchase Agreement. Under applicable Nasdaq rules, in no event may we issue to Chardan shares of our Common Stock representing more than the 19.99% voting power of number of shares of Common Stock issued and outstanding immediately prior to the execution of the Purchase Agreement, unless we obtain prior stockholder approval or if such approval is not required in accordance with the applicable Nasdaq rules because the average price of all applicable sales of our common stock to Chardan pursuant to the Purchase Agreement equals or exceeds $11.2986 per share, which represents the “Nasdaq Minimum Price” as of the date of the execution of the Purchase Agreement. In addition, Chardan is not obligated to buy any Common Stock under the Purchase Agreement if such shares, when aggregated with all other Common Stock then beneficially owned by Chardan and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Chardan beneficially owning Common Stock in excess of 4.99% of our outstanding voting power or shares of Common Stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

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Investors who buy Common Stock from Chardan at different times will likely pay different prices.

Pursuant to the Purchase Agreement, the timing, price and number of shares of our Common Stock sold to Chardan will vary depending on when we choose to sell shares, if any, to Chardan. If and when we elect to sell Common Stock to Chardan pursuant to the Purchase Agreement, after Chardan has acquired such Common Stock, Chardan may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from Chardan in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Chardan in this offering as a result of future sales made by us to Chardan at prices lower than the prices such investors paid for their shares in this offering.

The sale or issuance of shares of our Common Stock to Chardan will result in additional outstanding shares and the resale of shares of our Common Stock by Chardan that it acquires pursuant to the Purchase Agreement, or the perception that such sales may occur, could cause the price of shares of our Common Stock to decrease.

On September 29, 2025, we entered into the Purchase Agreement with Chardan, pursuant to which Chardan shall purchase from us up to the Total Commitment, upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement. The shares of our Common Stock issued under the Purchase Agreement may be sold by us to Chardan at our sole discretion, subject to the satisfaction of certain conditions in the Purchase Agreement, from time to time, until the earliest to occur of (i) the 36-month anniversary of the effectiveness of the registration statement of which this prospectus forms a part, (ii) the date on which Chardan has purchased the Total Commitment pursuant to the Purchase Agreement, (iii) the date on which our Common Stock fails to be listed or quoted on Nasdaq or any successor Principal Market, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors. The purchase price for shares of our Common Stock that we may sell to Chardan under the Purchase Agreement will fluctuate based on the trading price of shares of our Common Stock. Depending on market liquidity at the time, sales of shares of our Common Stock may cause the trading price of shares of our Common Stock to decrease. We generally have the right to control the timing and amount of any future sales of shares of our Common Stock to Chardan. Additional sales of shares of our Common Stock, if any, to Chardan will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Chardan all, some or none of the additional shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares of our Common Stock to Chardan, after Chardan has acquired shares of our Common Stock, Chardan may resell all, some or none of such shares of our Common Stock at any time or from time to time in its discretion. Therefore, sales to Chardan by us could result in substantial dilution to the interests of other holders of shares of our Common Stock. In addition, if we sell a substantial number of shares of our Common Stock to Chardan under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares of our Common Stock or the mere existence of our arrangement with Chardan may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

We may use proceeds from sales of our Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our Common Stock made pursuant to the Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

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THE COMMITTED EQUITY FINANCING

On September 29, 2025, we entered into the Purchase Agreement with Chardan establishing the Facility. Pursuant to and upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement, beginning on the effective date of this prospectus (the “Commencement Date”), we have the right from time to time at our option to direct Chardan to purchase up to $500.0 million of shares of our Common Stock. Sales of our Common Stock to Chardan under the Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our Common Stock and determinations by us regarding the use of proceeds from any sale of such Common Stock. The net proceeds from any sales under the Facility will depend on the frequency with, and prices at, which the Common Stock are sold to Chardan. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for pre-payment of the July Note, working capital and other general corporate purposes. Pending other uses, we intend to invest the net proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the net proceeds invested will yield a favorable return.

In accordance with our obligations under the Purchase Agreement, we have filed the registration statement of which this prospectus forms a part in order to register the resale by Chardan of up to 19,444,444 Purchase Shares, consisting of shares of our Common Stock, that we may elect, in our sole discretion, to issue and sell to Chardan, from time to time from and after the Commencement Date upon the terms and subject to the conditions and limitations of the Purchase Agreement. Unless earlier terminated, the Purchase Agreement will remain in effect until the earliest to occur of (i) the 36-month anniversary of the effective date of the registration statement of which this prospectus forms a part, (ii) the date on which Chardan has purchased the Total Commitment pursuant to the Purchase Agreement, (iii) the date on which our Common Stock fails to be listed or quoted on Nasdaq or any successor market, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any Person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors (the “Termination Provisions”).

Although the Purchase Agreement provides that we may sell up to an aggregate of $500.0 million of our shares of our Common Stock to Chardan, only 19,444,444 shares of our Common Stock are being registered for resale under the registration statement that includes this prospectus. If it becomes necessary for us to issue and sell to the Selling Securityholder under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $500.0 million under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Securityholder of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Common Stock to the Selling Securityholder under the Purchase Agreement. Under applicable Nasdaq rules, in no event may we issue to Chardan shares of our Common Stock representing more than the 19.99% voting power or number of shares of Common Stock issued and outstanding immediately prior to the execution of Purchase Agreement, unless we obtain prior stockholder approval or if such approval is not required in accordance with the applicable Nasdaq rules because the average price of all applicable sales of our common stock to Chardan pursuant to the Purchase Agreement equals or exceeds $11.2986 per share, which represents the “Nasdaq Minimum Price” as of the date of the execution of the Purchase Agreement. In addition, Chardan is not obligated to buy any Common Stock under the Purchase Agreement if such shares, when aggregated with all other Common Stock then beneficially owned by Chardan and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Chardan beneficially owning Common Stock in excess of 4.99% of our outstanding voting power or shares of Common Stock (the “Beneficial Ownership Limitation”).

The Purchase Agreement and the registration rights agreement, dated as of September 29, 2025, by and between the Company and Chardan, entered into in connection with the Purchase Agreement (the “Chardan Registration Rights Agreement”) contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

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VWAP Purchases and Intraday VWAP Purchases of Shares of Common Stock Under the Purchase Agreement

From and after the Commencement Date, we will have the right, at any time we do not have material non-public information, but not the obligation, from time to time at our sole discretion, until the earliest to occur of the Termination Provisions, to direct Chardan to purchase an amount of shares of our Common Stock equal to the applicable VWAP Purchase Share Amount, at the applicable VWAP Purchase Price therefor on such VWAP Purchase Date (as defined in the Purchase Agreement) in accordance with the Purchase Agreement (each such purchase, a “VWAP Purchase”) by delivering written notice to Chardan (such notice, a “VWAP Purchase Notice”) on any trading day, so long as all shares of Common Stock subject to all prior VWAP Purchases by Chardan have been delivered to Chardan as required by the Purchase Agreement.

In addition to the regular VWAP Purchases described above, from and after the Commencement Date, we will also have the right, at any time we do not have material non-public information, but not the obligation, from time to time at our sole discretion, until the earliest to occur of the Termination Provisions, to offer to Chardan the right to or, in certain circumstances, to direct Chardan to purchase, on any trading day we select as the Purchase Date (including the same Purchase Date on which an earlier regular VWAP Purchase was effected by us (as applicable), although we are not required to effect an earlier regular VWAP Purchase on such Purchase Date in order to effect an Intraday VWAP Purchase on such Purchase Date), up to a specified maximum amount of additional shares of our Common Stock (the “ Intraday VWAP Purchase Share Amount”) at the applicable VWAP Purchase Price therefor on such VWAP Purchase Date in accordance with the Purchase Agreement (each such purchase, an “Intraday VWAP Purchase”) by delivering one or more written notices to Chardan (each such notice, an “Intraday VWAP Purchase Notice”) to Chardan prior to 3:00 p.m., New York City time, on any trading day.

We may, in our sole discretion, timely deliver an Intraday VWAP Purchase Notice to Chardan on a single Purchase Date to effect an Intraday VWAP Purchase on such same Purchase Date, so long as all shares of Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement, including any regular VWAP Purchase effected earlier on the same Purchase Date as such Intraday VWAP Purchase, have been received by Chardan prior to the time we deliver to Chardan an Intraday VWAP Purchase Notice to effect an Intraday VWAP Purchase. The terms and limitations that will apply to any Intraday VWAP Purchase effected on the same Purchase Date will be the same as those applicable to any earlier regular VWAP Purchase (as applicable) effected on the same Purchase Date as such Intraday VWAP Purchase, and the per share purchase price for the shares of Common Stock that we elect to sell to Chardan in any Intraday VWAP Purchase effected on the same Purchase Date as an earlier regular VWAP Purchase (as applicable) and/or earlier Intraday VWAP Purchase effected on such Purchase Date will be calculated in the same manner as in the case of such earlier regular VWAP Purchase (as applicable) effected on the same Purchase Date as such subsequent Intraday VWAP Purchase, with the exception that the Intraday VWAP Purchase Period for each subsequent Intraday VWAP Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

The maximum number of shares of Common Stock that Chardan is required to purchase on any one trading day pursuant to a VWAP Purchase Notice and an Intraday VWAP Purchase, under the Purchase Agreement, is equal to the least of:

●	a number of shares of Common Stock which, when aggregated with all other shares of Common Stock then beneficially owned by Chardan and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by Chardan of more than the Beneficial Ownership Limitation; and

●	a number of shares of Common Stock which would result in the total aggregate VWAP Purchase Price to be paid by Chardan in any VWAP Purchase, together with, if applicable, any Intraday VWAP Purchase, made on one Purchase Date, to exceed $1,000,000; and

●	a number of shares of Common Stock equal to (a) the VWAP Purchase Share Percentage (as defined in the Purchase Agreement) multiplied by (b) the total number (or volume) of shares of Common Stock traded on the Principal Market (or successor Principal Market) during the applicable VWAP Purchase Period or Intraday VWAP Purchase Period on the applicable VWAP Purchase Date for such VWAP Purchase or Intraday VWAP Purchase; and

●	the VWAP Purchase Share Amount (for a VWAP Purchase) or the Intraday VWAP Purchase Share Amount (for an Intraday VWAP Purchase).

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The per share purchase price for the Common Stock that we elect to sell to Chardan in a VWAP Purchase or Intraday VWAP Purchase pursuant to the Purchase Agreement, if any, will be equal to ninety-six and one-half percent (96.5%) of the VWAP over the applicable period on such VWAP Purchase Date for such VWAP Purchase or Intraday VWAP Purchase (such price, the “VWAP Purchase Price”), subject to certain adjustments.

We define “VWAP” as, for the Common Stock for a specified period, the dollar volume-weighted average price for the Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “VWAP” function. All such determinations shall be appropriately adjusted for any sales of shares of Common Stock through Block (as defined in the Purchase Agreement) transactions and adjusted for any reorganization, non-cash dividend, stock split, reverse stock split, stock combination, recapitalization or other similar transaction during such period. There is no upper limit on the price per share that Chardan could be obligated to pay for Common Stock we elect to sell to Chardan in any VWAP Purchase or Intraday VWAP Purchase under the Purchase Agreement.

At or prior to 5:30 p.m., New York City time, on the VWAP Purchase Date for each VWAP Purchase and each Intraday VWAP Purchase, if applicable, Chardan will provide us and the Transfer Agent with a written confirmation for such VWAP Purchase or Intraday VWAP Purchase setting forth, among other things, the applicable VWAP Purchase Price for such Trading Day, the total number of shares of Common Stock being purchased by Chardan in such VWAP Purchase or Intraday VWAP Purchase, the total aggregate VWAP Purchase Price to be paid by Chardan for such VWAP Purchase or Intraday VWAP Purchase, the VWAP Purchase Period and (if applicable) the Intraday VWAP Purchase Period, and, if Chardan is purchasing a number of shares of Common Stock less than the VWAP Purchase Share Amount or Intraday VWAP Purchase Share Amount, Chardan’s calculation of the VWAP Purchase Commitment Amount (as defined in the Purchase Agreement”).

The Common Stock purchased by Chardan in an applicable VWAP Purchase or Intraday VWAP Purchase shall be delivered to Chardan not later than 1:00 p.m., New York City time, on the trading day immediately following the applicable VWAP Purchase Date for such VWAP Purchase or Intraday VWAP Purchase (the “VWAP Purchase Share Delivery Date”). The payment for, against delivery of, Common Stock purchased by Chardan in a VWAP Purchase or Intraday VWAP Purchase under the Purchase Agreement is required to be fully settled not later than 5:00 p.m., New York City time, on the Trading Day immediately following the applicable VWAP Purchase Share Delivery Date for such VWAP Purchase or Intraday VWAP Purchase, as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each VWAP Purchase and Intraday VWAP Purchase

Our right to commence delivering VWAP Purchase Notices and Intraday VWAP Purchase Notices under the Purchase Agreement and Chardan’s obligation to accept VWAP Purchase Notices and Intraday VWAP Purchase Notices and to purchase shares of our Common Stock in VWAP Purchases and Intraday VWAP Purchases under the Purchase Agreement, are subject to the initial satisfaction, at the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, which conditions include, among others, the following:

●	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

●	us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement and the Chardan Registration Rights Agreement to be performed, satisfied or complied with by us;

●	the registration statement that includes this prospectus having been declared effective under the Securities Act, and Chardan being able to utilize this prospectus to resell all of the Purchase Shares;

●	the absence of any material misstatement or omission in the registration statement that includes this prospectus;

●	this prospectus, the Current Report, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act having been filed with the SEC;

●	the Common Stock not having been suspended by the SEC, the Principal Market or FINRA and there not having been imposed any suspension of, or restriction on, accepting additional deposits of Common Stock by the depository;

●	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

●	customary compliance with laws and bankruptcy-related conditions; and

●	the receipt by Chardan of customary legal opinions, auditor comfort letters and bring-down legal opinions, as required under the Purchase Agreement.

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Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the 36-month anniversary of the effective date of the registration statement of which this prospectus forms a part;

●	the date on which Chardan has purchased the Total Commitment pursuant to the Purchase Agreement;

●	the date on which our Common Stock fails to be listed or quoted on Nasdaq or any successor market; and

●	the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any Person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon ten (10) trading days’ prior written notice to Chardan. We and Chardan may also terminate the Purchase Agreement at any time by mutual written consent. Chardan also has the right to terminate the Purchase Agreement upon ten (10) trading days’ prior written notice to us, but only upon the occurrence of certain customary events as listed in the Purchase Agreement. No termination of the Purchase Agreement by us or by Chardan will become effective prior to the second trading day immediately following the date on which any pending (or not fully settled) VWAP Purchase or Intraday VWAP Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending (or not fully settled) VWAP Purchase or Intraday VWAP Purchase, and both we and Chardan have agreed to complete our respective obligations with respect to any such pending (or not fully settled) VWAP Purchase or Intraday VWAP Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect our or Chardan’s respective rights or obligations under the Chardan Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by Chardan

Chardan has agreed that neither it nor any entity managed or controlled by it, will engage in, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which, with respect to items (i) and (ii), establishes a net short position with respect to the Common Stock, during the term of the Purchase Agreement.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

The Common Stock being registered for resale in this offering may be issued and sold by us to Chardan from time to time at our discretion over a period until the earliest to occur of the Termination Provisions. The resale by Chardan of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to Chardan under the Purchase Agreement will be determined by us in our sole discretion, subject to the satisfaction of certain conditions in the Purchase Agreement, and will depend upon market conditions and other factors. We may ultimately decide to sell to Chardan all, some or none of the Common Stock that may be available for us to sell to Chardan pursuant to the Purchase Agreement. If we elect to sell Common Stock to Chardan pursuant to the Purchase Agreement, after Chardan has acquired such shares, Chardan may resell all, some or none of such Common Stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Common Stock from Chardan in this offering at different times will likely pay different prices for those shares of Common Stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors—Risks Related to the Facility—Investors who buy Common Stock from Chardan at different times will likely pay different prices.”

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Investors may experience a decline in the value of the Common Stock they purchase from Chardan in this offering as a result of future sales made by us to Chardan at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of Common Stock to Chardan under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Common Stock or the mere existence of our arrangement with Chardan may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by Chardan for the Common Stock that we may elect to sell to Chardan under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable period for each VWAP Purchase or Intraday VWAP Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Common Stock that we will sell to Chardan under the Purchase Agreement, the actual purchase price per share to be paid by Chardan for those shares of Common Stock, or the actual gross proceeds to be raised by us from those sales, if any. As of October 28, 2025, there were 1,028,693 shares of Common Stock outstanding. If all of the 19,444,444 shares of our Common Stock offered for resale by Chardan under this prospectus were issued and outstanding as of October 28, 2025, such shares would represent approximately 94.98% of total number of shares of our Common Stock outstanding. The actual number of shares of our Common Stock issuable will vary depending on the then current market price of shares of our Common Stock sold to Chardan in this offering.

The number of shares of Common Stock ultimately offered for sale by Chardan for resale under this prospectus is dependent upon the number of shares of Common Stock, if any, we ultimately sell to Chardan under the Purchase Agreement. Further, if and when we elect to sell shares of Common Stock to Chardan pursuant to the Purchase Agreement, after Chardan has acquired such shares, Chardan may resell all, some or none of such shares of Common Stock at any time or from time to time in its discretion and at different prices.

The issuance of our shares of Common Stock to Chardan pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares of Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of Common Stock after any such issuance.

The following table sets forth information at varying purchase prices assuming we sell all 19,444,444 Purchase Shares being registered for resale under this prospectus to Chardan under the Purchase Agreement:

Assumed Trading Price of Common Stock	Purchase Price for Common Stock Sold Under the Facility(1)(3)
$11.6676(2)	$2.3 million
$13.6676	$256.5 million
$15.6676	$294.0 million
$18.0000	$337.7 million

(1)	Purchase prices represent the illustrative aggregate purchase price to be received from the sale of all of the shares of Common Stock issued and sold to Chardan under the Facility, multiplied by the VWAP Purchase Price (or Intraday VWAP Purchase Price), assuming for illustrative purposes that the VWAP Purchase Price (or Intraday VWAP Purchase Price) is equal to 96.5% of the assumed trading price of Common Stock listed in the first column.
(2)	Represents the closing price of our Common Stock on Nasdaq on October 2, 2025, as adjusted to reflect the 1-for-18 reverse stock split that became effective on October 27, 2025.
(3)	The number of shares of our Common Stock offered by this prospectus may not cover all the shares of our Common Stock we ultimately may sell to Chardan under the Purchase Agreement. We have included in this column only those shares of our Common Stock being offered for resale by Chardan under this prospectus, (i) giving effect to the Exchange Cap (as applicable) and (ii) without regard to the Beneficial Ownership Limitation.

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Use of Proceeds

All of the shares of our Common Stock offered by Chardan will be solely for Chardan’s account. We will not receive any of the proceeds from these sales. We may receive up to $500.0 million in aggregate gross proceeds from Chardan under the Purchase Agreement in connection with sales of our shares of our Common Stock to Chardan pursuant to the Purchase Agreement from time to time after the date of this prospectus. However, the actual proceeds we receive may be less than this amount (before being reduced for the discount to Chardan) depending on the number of share of our shares of our Common Stock sold and the price at which the shares of our Common Stock are sold.

A minimum of thirty-three percent (33%) of such proceeds will be applied to the pre-payment of the July Note, pursuant to the terms of the July Note. The Company intends to use any remaining proceeds for our operations, to support our overall business strategy, for working capital purposes, and for general corporate purposes, which may include repayment and refinancing of our indebtedness. Pending other uses, we intend to invest the net proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the net proceeds invested will yield a favorable return. We will have broad discretion in the way we use these proceeds. See “Risk Factors—Risks Related to the Facility—We may use proceeds from sales of our Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.”

Chardan will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by Chardan in disposing of its shares of Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

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DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of our Common Stock may be sold by Chardan under this prospectus. Our Common Stock is listed on Nasdaq under the symbol “SONM.”

MARKET INFORMATION FOR COMMON STOCK

Market Information

Our common stock is currently listed on Nasdaq under the symbol “SONM”.

As of October 28, 2025, the Company had 1,028,693 shares of common stock outstanding held of record by 30 holders.

Dividend Policy

We have not paid any cash dividends on its common stock to date. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition, as well as the applicable provisions of the certificate of incorporation, the amended and restated bylaws of the Company, and applicable law. The payment of any cash dividends will be within the discretion of the Company’s board of directors at such time. The Company’s ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing agreements. In addition, the Company’s board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

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Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed consolidated financial information is based upon the historical consolidated financial statements of Sonim Technologies, Inc. adjusted to give effect to the Asset Purchase Agreement between the Company and the Buyer (the “Asset Sale”).

The unaudited pro forma condensed consolidated financial information has been derived from the Company’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2025, and the audited consolidated financial statements for the year ended December 31, 2024. The unaudited pro forma condensed balance sheet as of September 30, 2025, assumes that the proposed Asset Sale occurred on September 30, 2025. The unaudited pro forma condensed statement of operations for the nine months ended September 30, 2025, and for the year ended December 31, 2024, gives effect to the proposed Asset Sale as if it occurred on January 1, 2024.

The pro forma adjustments related to the Asset Sale are preliminary and based on available information and certain assumptions, as described in the accompanying notes to the unaudited pro forma condensed consolidated financial information, which the Company believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information has been prepared in accordance with the regulations of the SEC, Article 11 of Regulation S-X, as amended, and is not necessarily indicative of the financial position or results of operations to be expected in future periods or the results that actually would have been realized had the Company sold substantially all of its assets during the specified periods. The unaudited pro forma condensed consolidated financial information has been prepared solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposal to approve the proposed Asset Sale. The unaudited pro forma condensed consolidated financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the proposed Asset Sale.

The Company cautions stockholders that its future results of operations, including uses of cash and financial position, will significantly differ from those described in these unaudited pro forma condensed consolidated financial information. Additionally, there can be no assurance that the estimated adjustments to the purchase price presented in this unaudited pro forma condensed consolidated financial information will prove to be accurate or that the Company will receive the adjusted purchase price from the Asset Sale in the amount reflected in this unaudited pro forma condensed consolidated financial information. Those adjustments to the purchase price may negatively impact the amount of cash available to the Company and the net proceeds the Company receives from the Asset Sale. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the Company’s consolidated financial statements for the nine months ended and as of September 30, 2025, and the year ended December 31, 2024, and the notes thereto, which are incorporated by reference in the registration statement of which this prospectus forms a part.

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SONIM TECHNOLOGIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2025
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Historical	Transaction Accounting Adjustments		Pro Forma
Assets
Cash and cash equivalents	$2,137	$12,499	(B)	$14,636
Accounts receivable, net	3,498	(3,498)	(A)	—
Non-trade receivable	9,841	(9,841)	(A)	—
Inventory	10,986	(10,986)	(A)	—
Prepaid expenses and other current assets	3,839	(3,278)	(A)	561
Total current assets	30,301	(15,104)		15,197
Property and equipment, net	140	(93)	(A)	47
Contract fulfillment assets	9,053	(9,053)	(A)	—
Other assets	725	(348)	(A)	377
Total assets	$40,219	$(24,598)		$15,621
Liabilities and stockholders’ equity (deficit)
Accounts payable	$20,408	$(20,395)	(A)	$13
Accrued liabilities	13,631	(7,991)	(A)(C)	5,640
Promissory notes, net, current portion	4,817	(4,817)	(D)	—
Total current liabilities	38,856	(33,203)		5,653
Promissory notes, net	250	(250)	(D)	—
Income tax payable	1,814	—		1,814
Total liabilities	40,920	(33,453)		7,467
Commitments and contingencies
Stockholders’ equity (deficit)
Common stock, $0.001 par value per share; 100,000,000 shares authorized; and 1,015,652 outstanding at September 30, 2025(*)	1	—		1
Preferred stock, $0.001 par value per share, 5,000,000 shares authorized, and no shares issued and outstanding at September 30, 2025	—	—		—
Additional paid-in capital	294,676	—		294,676
Accumulated deficit	(295,378)	8,855	(B)(E)	(286,523)
Total stockholders’ equity (deficit)	(701)	8,855		8,154
Total liabilities and stockholders’ equity (deficit)	$40,219	$(24,598)		$15,621

(*)	Adjusted retroactively to reflect the 1-for-18 reverse stock split that became effective on October 27, 2025.

See accompanying notes to unaudited pro forma condensed consolidated financial information.

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SONIM TECHNOLOGIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Historical	Transaction Accounting Adjustments		Pro Forma
Net revenues	$44,125	$(44,125)	(F)	$—
Cost of revenues	33,108	(33,108)	(F)	—
Gross profit	11,017	(11,017)		—
Operating expenses
Research and development	2,723	(2,723)	(F)	—
Sales and marketing	9,136	(9,136)	(F)	—
General and administrative	9,225	(4,732)	(F)	4,493
Total operating expenses	21,084	(16,591)		4,493
Income (loss) from operations	(10,067)	5,574		(4,493)
Interest expense, net	(1,002)	1,002	(F)	—
Other expense, net	(340)	681	(F)	341
Income (loss) before income taxes	(11,409)	7,257		(4,152)
Income tax expense	(361)	361	(F)	—
Net income (loss)	$(11,770)	$7,618		$(4,152)
Net income (loss) per share (*):
Basic	$(19.14)			$(6.75)
Diluted	$(19.14)			$(6.75)
Weighted-average shares used in computing net income (loss) per share (*):
Basic	614,985			614,985
Diluted	614,985			614,985

(*)	Adjusted retroactively to reflect the 1-for-18 reverse stock split that became effective on October 27, 2025.

See accompanying notes to unaudited pro forma condensed consolidated financial information.

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SONIM TECHNOLOGIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Historical	Transaction Accounting Adjustments		Pro Forma
Net revenues	$50,919	$(50,919)	(G)	$—
Related party net revenues	7,379	(7,379)	(G)	—
Total net revenues	58,298	(58,298)		—
Cost of revenues	48,378	(48,378)	(G)	—
Gross profit	9,920	(9,920)		—
Operating expenses
Research and development	14,235	(14,235)	(G)	—
Sales and marketing	12,962	(12,962)	(G)	—
General and administrative	12,384	(6,591)	(G)(H)	5,793
Impairment of contract fulfillment assets	3,464	(3,464)	(G)	—
Restructuring charges	514	(514)	(G)	—
Gain on proposed Asset Sale	—	(13,309)	(I)	(13,309)
Total operating expenses	43,559	(51,075)		(7,516)
Income (loss) from operations	(33,639)	41,155		7,516
Interest expense, net	(29)	29	(G)	—
Other income, net	246	447	(G)	693
Income (loss) before income taxes	(33,422)	41,631		8,209
Income tax expense	(226)	(2,123)	(G)(J)	(2,349)
Net income (loss)	$(33,648)	$39,508		$5,860
Net income (loss) per share (*):
Basic	$(128.37)			$22.36
Diluted	$(128.37)			$22.28
Weighted-average shares used in computing net income (loss) per share (*):
Basic	262,118	—		262,118
Diluted	262,118	940	(K)	263,058

(*)	Adjusted retroactively to reflect the 1-for-18 reverse stock split that became effective on October 27, 2025.

See accompanying notes to unaudited pro forma condensed consolidated financial information.

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SONIM TECHNOLOGIES INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(In Thousands, except Share and Per Share Amounts)

1. Background and Description of the Proposed Asset Sale

On July 17, 2025, the Company entered into the Asset Purchase Agreement by and among the Company, the Buyer, the Seller Representative named in the Asset Purchase Agreement, and the Parent, solely for the purpose of guaranteeing complete payment and performance obligations of the Buyer contained in the Asset Purchase Agreement.

Pursuant to the Purchase Agreement, the Buyer agreed to acquire substantially all assets of the Company and its subsidiaries related to the Company’s enterprise 5G solutions business, including rugged handsets, smartphones, wireless internet devices, software, services, and accessories (collectively, the “Business”) for a purchase price of $15,000 in cash, subject to (i) customary working capital, indebtedness and transaction expense adjustments (referred to in the Asset Purchase Agreement as the “Adjustment Amount,” which may be a positive or a negative number) and (ii) up to $5,000 in the form of an earn-out payment (the “Earn-Out Payment”), if earned.

The Earn-Out Payment, if any, will be determined based on the performance of the Business during the twelve-month period beginning July 1, 2025, and ending June 30, 2026. If, during such period, the Business generates Net Revenue (as defined in the Asset Purchase Agreement) in excess of $70,000, the Company will be entitled to receive an amount equal to 50% of the Net Revenue above such threshold, calculated in accordance with the terms of the Asset Purchase Agreement, provided that the Earn-Out Payment will not exceed $5,000. For purposes of the Asset Purchase Agreement, “Net Revenue” generally means the gross revenue of the Business determined in accordance with U.S. generally accepted accounting principles (“GAAP”) minus (a) customary trade, quantity and cash discounts actually taken; (b) credits, allowances, rebates and chargebacks for returns, rejections, damaged goods and billing errors; (c) outbound freight, insurance, customs duties and other transportation charges directly related to such sales; (d) sales, value-added, use and similar taxes (other than income taxes) collected from customers and remitted to the appropriate taxing authority; and (e) any other items that, in accordance with GAAP, are specifically and solely deductible from gross revenue to arrive at net revenue. The Company has not included the potential Earn-Out Payment in the pro formas.

2. Basis of Presentation

The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X. The pro forma condensed consolidated financial information reflects transaction accounting adjustments management believes are necessary to present fairly the Company’s pro forma results of operations following the proposed Asset Sale.

The unaudited pro forma condensed balance sheet as of September 30, 2025, assumes that the proposed Asset Sale occurred on September 30, 2025. The unaudited pro forma condensed statement of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024, gives effect to the proposed Asset Sale as if it occurred on January 1, 2024.

The pro forma adjustments reflected in the accompanying unaudited pro forma condensed consolidated financial information are preliminary and are based on currently available information and certain assumptions, which the Company believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed consolidated financial information.

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The unaudited pro forma condensed consolidated financial information has been prepared in accordance with the regulations of the SEC, Article 11 of Regulation S-X, as amended and are not necessarily indicative of the financial position or results of operations to be expected in future periods or the results that actually would have been realized had the Company sold substantially all of its assets during the specified periods. The unaudited pro forma condensed consolidated financial information has been prepared solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposal to approve the proposed Asset Sale. The unaudited pro forma condensed consolidated financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the proposed Asset Sale.

The Company cautions stockholders that its future results of operations, including uses of cash and financial position, will significantly differ from those described in this unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated financial information and the accompanying unaudited notes should be read in conjunction with the Company’s consolidated financial statements for the nine months and as of September 30, 2025, and the year ended December 31, 2024, and the notes thereto, which are incorporated by reference in this proxy statement.

3. Unaudited Pro Forma Adjustments

The following transaction accounting adjustments depict the accounting for the proposed Asset Sale and are based on preliminary estimates that could change materially as additional information is obtained.

I. Unaudited pro forma condensed balance sheet adjustments:

(A)	Reflects the elimination of historical balances of assets sold and liabilities transferred.

(B)	Reflects changes in cash and cash equivalents related to the pro forma adjustments below:

Unadjusted purchase price, excluding earn out	$15,000
Working Capital Adjustment	3,326
Estimated Indebtedness, excluding unamortized debt discount and debt issuance costs	(5,680)
Cash owned by foreign subsidiaries sold	(147)
$12,499

(C)	Reflects an accrual for estimated additional transaction expenses of $620 (the “Transaction Expenses”), estimated severance expense of $2,122 for certain employees following the Asset Sale (the “Severance Payments”), which are expected to be borne by the Company, and an estimated income tax accrual for the tax impact of the pro forma adjustments at the statutory rate of 21%.

(D)	Reflects the payment made by the Buyer, on the Seller’s behalf, of the Estimated Indebtedness and the accelerated amortization of the related debt discount and debt issuance costs.

(E)	Reflects the recognition of a gain of $13,309 (see calculations in Note (I) below) with regard to the Asset Sale, the expense related to the Severance Payments, the expense related to the accelerated amortization of the debt discount and debt issuance costs, and the tax impact of the pro forma adjustments at the noted statutory rate.

II. Unaudited pro forma condensed statement of operations for the nine months ended September 30, 2025 adjustments:

(F)	Reflects the pro forma adjustments to eliminate revenues, cost of revenues, research and development, sales and marketing, and certain general and administrative, interest and other expenses of the Company’s operations that are sold, as well as the related historical tax provision.

III. Unaudited pro forma condensed statement of operations for the year ended December 31, 2024 adjustments:

(G)	Reflects the pro forma adjustments to eliminate revenues, cost of revenues, research and development, sales and marketing, and certain general and administrative, interest and other expenses of the Company’s operations that are sold, as well as the related historical tax provision.

(H)	Reflects the estimated expense related to the Severance Payments.

(I)	Reflects the gain on the proposed Asset Sale as reflected in the table below:

Adjusted purchase price, excluding earn out	$18,326
Less: Net assets sold and liabilities transferred	(3,767)
Less: Transaction Expenses	(1,250)
Gain on proposed Asset Sale	$13,309

(J)	Reflects the tax impact of the pro forma adjustments at the noted statutory rate.

(K)	Reflects the weighted average dilutive common shares included in the calculation of dilutive net income per share.

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SELLING SECURITYHOLDER

This prospectus relates to the possible offer and resale from time to time by Chardan of up to 19,444,444 shares of our Common Stock that have been or may be issued by us to Chardan pursuant to the Purchase Agreement upon the terms and subject to the conditions and limitations of the Purchase Agreement. For additional information regarding the issuance of the shares of Common Stock to be offered by Chardan included in this prospectus, see the section titled “Committed Equity Financing.” We have registered the shares of Common Stock included in this prospectus pursuant to the provisions of the Chardan Registration Rights Agreement in order to permit Chardan to offer the shares of Common Stock for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and as set forth in the section titled “Plan of Distribution (Conflicts of Interest)” in this prospectus, Chardan has not had any material relationship with us or any of our affiliates within the past three years.

The following table is prepared based on information provided to us by Chardan. It sets forth the name and address of Chardan, the aggregate number of shares of our Common Stock that Chardan may offer pursuant to this prospectus, and the beneficial ownership of Chardan both before and after the offering. We have based percentage ownership after this offering on 987,853 shares of Common Stock outstanding as of September 15, 2025.

We cannot advise you as to whether Chardan will in fact sell any or all of such shares of our Common Stock or how long Chardan will hold any shares of our Common Stock before selling them. In addition, Chardan may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. Because the purchase price of the shares of our Common Stock that may be issued under the Purchase Agreement is determined on each purchase date with respect to each purchase, the number of shares of our Common Stock that we may actually sell to Chardan under the Purchase Agreement may be fewer than or more than the number of shares of our Common Stock being offered by this prospectus. For purposes of this table, we have assumed that Chardan will have sold all of the securities covered by this prospectus upon the completion of the offering. Any changed or new information given to us by Chardan, including regarding the identity of, and the securities held by, Chardan will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution (Conflicts of Interest)” for further information regarding Chardan’s method of distributing these securities.

	Common Stock Beneficially Owned Prior to this Offering		Maximum Number of Shares of Common Stock to be Offered	Common Stock Owned After this Offering(2)
Name of Selling Securityholder	Number of Shares	Percent	Pursuant to this Prospectus	Number of Shares	Percent
Chardan Capital Markets LLC(1)	—	—	19,444,444	—	—

*	Represents beneficial ownership of less than 1%.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Chardan may be required to purchase upon the terms and subject to the conditions and limitations of the Purchase Agreement, because the issuance of such shares of Common Stock is solely at our discretion and is subject to conditions and limitations contained in the Purchase Agreement, the satisfaction of which are entirely outside of Chardan’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchase Agreement prohibits us from issuing and selling any shares of Common Stock to Chardan to the extent such shares of Common Stock, when aggregated with all other shares of our Common Stock then beneficially owned by Chardan, would cause Chardan’s beneficial ownership of our Common Stock to exceed 4.99%. The Purchase Agreement also prohibits us from issuing or selling shares of Common Stock under the Purchase Agreement in excess of an “Exchange Cap” equal to 19.99% of our outstanding Common Stock, unless we obtain stockholder approval to do so, or unless such approval is not required in accordance with the applicable rules of Nasdaq because the average price of all applicable sales of our common stock to Chardan pursuant to the Purchase Agreement equals or exceeds $11.2986 per share, which represents the “Nasdaq Minimum Price” as of the date of the execution of the Purchase Agreement. The business address of Chardan is One Pennsylvania Plaza, Suite 4800, New York, New York 10119. Chardan is a broker-dealer and a member of the Financial Industry Regulatory Authority, Inc. Mr. Kerry Propper, Mr. Steven Urbach and Mr. Jonas Grossman, are Chardan’s Chairman, Chief Executive Officer and President, respectively, and are each Members and Managers of Chardan Securities LLC, which holds a controlling interest in Chardan. The foregoing should not be construed in and of itself as an admission by any of Mr. Propper, Mr. Urbach or Mr. Grossman as to beneficial ownership of the securities beneficially owned by Chardan.

(2)	Assumes the sale of all shares of Common Stock being offered pursuant to this prospectus.

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Description of Capital Stock

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified in its entirety by reference to, our amended and restated certificate of incorporation, as amended, our amended and restated bylaws and applicable provisions of Delaware law. You should read our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws, which have been publicly filed with the SEC, for the provisions that are important to you.

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock and 5,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”), of which 500,000 shares are designated Series A Junior Participating Preferred Stock, par value $0.001 per share (individually, a “Series A Preferred Share” and collectively, the “Series A Preferred Shares”). All other shares of Preferred Stock are undesignated. For a description of the rights of our Series A Preferred Shares, see below under the heading “Stock Purchase Rights-Series A Preferred Share Provisions.”

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of our shares of common stock voted can elect all of the directors then standing for election. The affirmative vote of holders of at least 66 2∕3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, is required to amend certain provisions of Certificate of Incorporation, including provisions relating to amending our amended and restated bylaws, removal of directors, vacancies on our board, director liability, actions by written consent and exclusive jurisdiction.

Dividend Rights

Subject to preferences that may apply to shares of Preferred Stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Liquidation Rights

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock and payment of other claims of creditors.

Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of Series A Preferred Shares, upon issuance of any such shares, and shares of any other series of our Preferred Stock that our board of directors may designate and issue in the future.

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Preferred Stock

Generally

Our board of directors is authorized, without stockholders’ approval (unless such stockholder approval is required by applicable law or stock exchange listing rules), to issue up to 5,000,000 shares of our Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions. Our board of directors can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, unless approved by the affirmative vote of the holders of a majority of our capital stock entitled to vote, or such other vote as may be required by the certificate of designation establishing the series.

Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control, the removal of existing management, and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Stock Purchase Rights

General Terms of Stock Purchase Rights

On April 21, 2025, our board of directors declared a dividend of one preferred share purchase right (each, a “Purchase Right” and collectively, the “Purchase Rights”) to purchase one-thousandth of one share of our Series A Preferred Shares for each outstanding share of our common stock to the stockholders of record as of the close of business on May 2, 2025, and adopted a limited-duration stockholder rights plan, as set forth in the Rights Agreement, dated as of April 21, 2025, by and between us and the Rights Agent. The Rights Agent serves as our transfer agent with respect to our common stock and was also appointed transfer agent with respect to the Series A Preferred Shares, if any, that may be issued pursuant to the exercise of Purchase Rights under the Rights Agreement. The Purchase Rights will expire on April 21, 2026 (the “Final Expiration Date”), unless the Purchase Rights are earlier redeemed or exchanged by us.

In general terms, the Rights Agreement works by imposing a significant penalty upon any person or group that acquires beneficial ownership of 15.5% (or, in the case of passive institutional investors, an amount that would be above the “Passive Investor Limitation” defined as “less than 20%”) or more of the outstanding shares of our common stock without the approval of our board.

Exercisability

The Purchase Rights will not be exercisable and will trade with shares of our common stock until the earlier to occur of:

(a)	the tenth calendar day (or such later date as may be determined by our board) after a person or group (an “Acquiring Person”) acquires beneficial ownership of 15.5% (Passive Investor Limitation in the case of passive investors filing Schedule 13G) or more of our outstanding common stock; or

(b)	the tenth business day (or such later date as may be determined by action of the board prior to such time as any person or entity becomes an Acquiring Person) following the date of commencement of, or the first announcement of, an intention to commence, a tender offer or exchange offer, the consummation of which would result in any person or entity or group of persons or entities acting in concert becoming an Acquiring Person.

The term “Acquiring Person” is subject to certain customary exceptions whereby certain stockholders that would have otherwise been an Acquiring Person are excluded from the definition of “Acquiring Person.” Prior to exercise, the Purchase Rights do not give their holder any dividend, voting, or liquidation rights. Any Purchase Rights held by an Acquiring Person are null and void and may not be exercised.

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Purchase Price

The date when the Purchase Rights separate from our common stock and become exercisable is referred to herein as the “Distribution Date.” After the Distribution Date, each Purchase Right will entitle the holder to purchase one-thousandth of a Series A Preferred Share for $72.00, subject to adjustment (the “Purchase Price”). Each one-thousandth of a Series A Preferred Share has economic terms similar to that of one share of our common stock. The Purchase Price payable, and the number of Series A Preferred Shares or other securities or other property issuable upon exercise of the Purchase Rights will be subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Shares. The exercise of Rights to purchase Series A Preferred Shares will at all times be subject to the availability of a sufficient number of authorized but unissued Series A Preferred Shares.

Notwithstanding the foregoing, with certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional Series A Preferred Shares will be issued (other than fractions which are integral multiples of the number of one one-thousandth of a Series A Preferred Share issuable upon the exercise of one Right, which may, at the Company’s election, be evidenced by depositary receipts), and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Shares on the last trading day prior to the date of exercise.

Beneficial Ownership

Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to be ownership of underlying shares of our common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)—are treated as beneficial ownership of the number of shares of common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of common stock are directly or indirectly held by counterparties to the derivatives contracts. In addition, shares held by affiliates and associates of an Acquiring Person, including shares that are subject of, or the reference securities for, or that underline, any derivative position of such persons, will be deemed to be beneficially owned by the Acquiring Person. Further, any securities beneficially owned by a third party with whom the Acquiring Person has any agreement, arrangement or understanding (whether or not in writing) (i) for the purpose of acquiring, holding or voting securities of the Company or (ii) to cooperate in obtaining, changing or influencing control of the Company, will be deemed to be beneficially owned by the Acquiring Person.

Consequences of a Person or Group Becoming an Acquiring Person

●	Flip-In. If a person or group becomes an Acquiring Person, all holders of Purchase Rights except the Acquiring Person or its affiliates may, for the Purchase Price, purchase shares of our common stock with a market value of twice the Purchase Price.

●	Exchange. In lieu of the “flip-in” feature described above, the our board of directors may, at its option at any time after a person or group becomes an Acquiring Person, exchange the Purchase Rights (other than Purchase Rights owned by the Acquiring Person or its affiliates), in whole or in part, for shares of common stock at an exchange ratio of one share of common stock per Purchase Right (subject to adjustment).

●	Flip-Over. If the Company is later acquired in a merger or similar transaction after the Distribution Date, all holders of Purchase Rights except the Acquiring Person or its affiliates may purchase, for the Purchase Price, a number of shares of common stock of the person engaging in the transaction having a market value of twice the Purchase Price.

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Series A Preferred Share Provisions

Each Series A Preferred Share, if issued:

●	will not be redeemable;

●	when, as and if any dividend is declared on common stock, entitle the holder to quarterly dividend payments in an amount per share equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in common stock or a subdivision of the outstanding common stock (by reclassification or otherwise), declared on the common stock since the immediately preceding quarterly dividend payment date;

●	will entitle the holder upon liquidation to receive a preferential liquidation payment of the greater of (a) $1,000 per Series A Preferred Share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment and (b) an aggregate amount per Series A Preferred Share equal to 1,000 times the aggregate amount to be distributed per share to holders of our common stock plus an amount equal to any accrued and unpaid dividends on such Series A Preferred Shares;

●	will have the same voting power as 1,000 shares of our common stock;

●	if shares of common stock are exchanged via merger, consolidation, or a similar transaction, will entitle the holder to a per share payment equal to the payment made on 1,000 shares of our common stock; and

●	the Series A Preferred Shares would rank junior to any other series of the Company’s preferred stock in the event such other preferred stock is issued by the Company, unless the terms of any such series provide otherwise.

The value of one one-thousandth interest in a Series A Preferred Share is intended to approximate the value of one share of common stock.

Expiration

The Purchase Rights will expire on the Final Expiration Date, unless the Purchase Rights are earlier redeemed or exchanged by the Company.

Redemption

Our board may redeem the Purchase Rights for $0.018 per Purchase Right at any time prior to the earlier of (a) such time as any person or group becomes an Acquiring Person or (b) the close of business on the Final Expiration Date. Following the expiration of the above periods, the Purchase Rights become nonredeemable. If our board redeems any Purchase Rights, it must redeem all of the Purchase Rights. Once the Purchase Rights are redeemed, the only right of the holders of Purchase Rights will be to receive the redemption price of $0.018 per Purchase Right. The redemption price will be adjusted if we effect a stock split or stock dividend of common stock.

Anti-Dilution Provisions

Purchase Rights will have the benefit of certain customary anti-dilution provisions.

Amendments

The terms of the Rights Agreement may be amended by our board without the consent of the holders of the Purchase Rights. After a person or group becomes an Acquiring Person, our board may not amend the Rights Agreement in a way that adversely affects holders of the Purchase Rights.

Miscellaneous

The Rights Agreement does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future board of directors to redeem the Purchase Rights. Until a Purchase Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

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Anti-Takeover Effects of the Certificate of Incorporation and Bylaws and Delaware Law

Our Certificate of Incorporation and Bylaws contain certain provisions that could have the effect of delaying, deterring, or preventing another party from acquiring control of our company. These provisions and certain provisions of the DGCL, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of our company to negotiate first with our board of directors.

Undesignated Preferred Stock

As discussed above, our board of directors has the ability to issue Preferred Stock (including up to 500,000 Series A Preferred Shares) with voting or other rights or preferences that could impede the success of any attempt to acquire control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our Certificate of Incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws.

In addition, our Bylaws provide that special meetings of the stockholders may be called only by the chairperson of our board, our Chief Executive Officer, or our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

Our Certificate of Incorporation and Bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of the stockholder’s shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover or otherwise.

Amendment of Certificate of Incorporation and Bylaws Provisions

The amendment of the above provisions of our Certificate of Incorporation and Bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

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Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

●	at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person that, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of the DGCL and the provisions of our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Choice of Forum

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any director, officer or other employee to us or our stockholders; (iii) any action asserting a claim against us or any director or officer or other employee arising pursuant to the DGCL, our Certificate of Incorporation or Bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim against us or any director or officer or other employee that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (“Securities Act”). Pursuant to our Certificate of Incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and to have consented to the exclusive forum provisions of our Certificate of Incorporation. Although the Company believes these provisions benefit the Company by providing increased consistency in the application of law in the types of lawsuits to which they apply, these provisions may have the effect of discouraging lawsuits against the Company and the Company’s directors and officers.

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Registration Rights

Certain holders of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act pursuant to certain registration rights agreements filed as exhibits to our most recent Annual Report on Form 10-K:

Registration Rights Agreement	Registration Statement Information	Expiration of Registration Rights
Registration Rights Agreement, dated as of July 13, 2022, by and between Sonim Technologies, Inc. and AJP Holding Company, LLC	Registration Statement on Form S-3 No. 333-275847 filed with the SEC on December 1, 2023 and declared effective on December 15, 2023	The Company’s obligations to register registrable securities for sale under the Securities Act with respect to any holder shall terminate on the first to occur:

		(i)	period of five (5) years from the date the shelf registration statement is declared effective by the SEC,

		(ii)	the date on which all holders can sell the shares of common stock under Rule 144 without volume restrictions, and

		(iii)	the date on which no registrable securities are held by any holder.

Registration Rights Agreement, dated as of April 29, 2024, by and between Sonim Technologies, Inc. and the purchaser named therein, as amended by the first amendment dated as of June 2, 2024	Registration Statement on Form S-3 No. 333-282156 filed with the SEC on September 16, 2024 and declared effective on September 27, 2024	The Company’s obligations to register registrable securities for sale under the Securities Act with respect to any holder shall terminate on the first to occur:

		(i)	registrable securities have been disposed of by the holder in accordance with the effective registration statement or Rule 144;

		(ii)	registrable securities became eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect; and

		(iii)	April 29, 2026.

Registration Rights Agreement, dated as of May 12, 2025, by and between Sonim Technologies, Inc. and the purchasers named therein	Registration Statement on Form S-3 No. 333-288586 filed with the SEC on July 9, 2025 and declared effective on July 18, 2025		The Company’s obligations to register registrable securities for sale under the Securities Act with respect to any holder shall terminate on the first to occur:

		(i)	registrable securities have been disposed of by the holder in accordance with the effective registration statement or Rule 144;

		(ii)	registrable securities became eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect; and

		(iii)	May 12, 2027.

Chardan Registration Rights Agreement

The Chardan Registration Rights Agreement provides that no later than the 10th business day following the Signing Date, we will file a registration statement covering the Purchase Shares, and have such registration statement declared effective as promptly as practicable but no later than the earlier of (x) the 90th calendar day following the filing thereof if the SEC notifies us that it will “review” such registration statement and (y) the 10th calendar day after the date we are notified by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Trading Symbol and Market

Our common stock is traded on Nasdaq under the symbol “SONM.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC (formerly, American Stock Transfer & Trust Company, LLC). The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, telephone (800) 937-5449.

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PLAN OF DISTRIBUTION

(CONFLICTS OF INTEREST)

We have registered the resale by Chardan of up to 19,444,444 shares of our Common Stock. The actual number of shares of our Common Stock issuable will vary depending on the then-current market price of shares of our Common Stock sold to Chardan in this offering.

We will not receive any of the proceeds from the sale of the securities by Chardan. However, we may receive up to $500.0 million in aggregate gross proceeds from Chardan under the Purchase Agreement in connection with sales of shares of our Common Stock to Chardan pursuant to the Purchase Agreement after the date of this prospectus. The aggregate proceeds to Chardan will be the purchase price of the securities less any discounts and commissions borne by Chardan.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by Chardan covered by this prospectus may be offered and sold from time to time by Chardan, including any donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from Chardan as a gift, pledge, partnership distribution or other transfer. Chardan will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Chardan reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. Chardan and any of its permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to any limitations set forth in any applicable agreement that provides for registration rights, Chardan may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	one or more underwritten offerings;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	distributions to their members, partners or stockholders;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

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We are required to pay all fees and expenses incident to the registration of shares of our Common Stock to be offered and sold pursuant to this prospectus.

Chardan is a selling securityholder and is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Chardan is a registered broker-dealer and FINRA member and has informed us that it presently anticipates effectuating resales, if any, of our common shares that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such shares that it may acquire from us. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Chardan has informed us that each such broker-dealer (excluding Chardan), may receive commissions from Chardan for executing such sales for Chardan and, if so, such commissions will not exceed customary brokerage commissions.

The purchase price of the shares of our Common Stock that we elect to sell to Chardan pursuant to the Purchase Agreement will be determined by reference to the VWAP of the Common Stock during the applicable purchase date on which we have timely delivered written notice to Chardan directing it to purchase shares of our Common Stock under the Purchase Agreement, less a fixed 3.5% discount to such VWAP. This 3.5% discount will be deemed to be underwriting compensation in connection with sales of the shares of our Common Stock by Chardan to the public.

In accordance with FINRA Rule 5110, the Purchase Shares will be deemed underwriting compensation in connection with sales of the shares of Common Stock by Chardan to the public. In addition, we have also agreed to pay a fee of $125,000 to Chardan following the effectiveness of the registration statement of which the prospectus is a part for advising us on the structure of the Facility in order to establish all necessary corporate and other arrangements for the conduct of the Facility. We also have agreed to reimburse Chardan up to $25,000 per fiscal quarter for up to 36 months following the Signing Date, or up to $300,000 in the aggregate, for the fees and disbursements of its counsel in connection with Chardan’s ongoing due diligence review. In accordance with FINRA Rule 5110 these reimbursed fees and expenses are deemed underwriting compensation in connection with sales of shares of common stock by Chardan to the public.

The total underwriting compensation to be received in connection with sales of shares of our Common Stock by Chardan to the public, as determined under FINRA Rule 5110, will not exceed eight percent (8%) of the maximum dollar amount of shares of Common Stock to be sold to the public that have been or will be acquired by Chardan under the Facility.

We also have agreed to indemnify Chardan and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Chardan has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Chardan specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, Chardan may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Chardan. Chardan may also sell shares of Common Stock short and redeliver the shares to close out such short positions. Chardan may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Chardan may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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Chardan may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any stockholder or borrowed from any stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by Chardan may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from Chardan in amounts to be negotiated immediately prior to the sale.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised Chardan that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of Chardan and its affiliates. In addition, we will make copies of this prospectus available to Chardan for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Chardan may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We know of no existing arrangements between Chardan or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Common Stock offered by this prospectus.

Conflicts of Interest

Chardan is a member of FINRA and is expected to act as an executing broker for the resale of the shares of our Common Stock in this offering. The receipt by Chardan of all the proceeds from resales of shares of our Common Stock results in a “conflict of interest” under FINRA Rule 5121. Accordingly, such resales will be conducted in compliance with FINRA Rule 5121. To the extent that the shares of our Common Stock do not have a “bona fide public market”, as defined in FINRA Rule 5121, a qualified independent underwriter will participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement.

Our Common Stock is listed on Nasdaq under the symbol “SONM.”

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Legal Matters

Venable LLP has passed upon the validity of the shares of Common Stock offered by this prospectus and certain other legal matters related to this prospectus.

Experts

The consolidated financial statements of Sonim Technologies, Inc. (the “Company”) as of December 31, 2024 and 2023, and for the years then ended incorporated by reference in this prospectus from the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, have been audited by Baker Tilly US, LLP (formerly, Moss Adams LLP), an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

RECENT CHANGE IN AUDITOR

As reported on our Current Report on Form 8-K filed with the SEC on June 5, 2025 (the “Change in Auditor 8-K”), on June 3, 2025, we were notified that Moss Adams LLP (“Moss Adams”), our independent registered public accounting firm, merged with Baker Tilly US, LLP (“Baker Tilly”) effective on June 3, 2025. The combined audit practices operate as Baker Tilly. In connection with the notification of the merger, Moss Adams has resigned as the auditors of the Company, and the Audit Committee of the Board approved the appointment of Baker Tilly, as the successor to Moss Adams, as the Company’s independent registered public accounting firm.

The audit reports of Moss Adams on the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2024 and 2023, and the subsequent interim period through June 3, 2025, there were no (a) disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Moss Adams’ satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements, or (b) reportable events requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses disclosed:

●	under the heading “Item 9A. Controls and Procedures-Evaluation of Controls and Procedures” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on March 20, 2023; and

●	under the heading “Item 4. Controls and Procedures” in the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2023, June 30, 2023, and September 30, 2023, as filed with the SEC on May 8, 2023, August 14, 2023, and November 14, 2023, respectively.

During the years ended December 31, 2024 and 2023, and the subsequent interim period through the date of Change in Auditor 8-K, neither the Company, nor anyone on its behalf, consulted with Baker Tilly regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that item, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Moss Adams with a copy of the Change in Auditor 8-K prior to its filing with the SEC and requested that Moss Adams furnish the Company with a letter addressed to the SEC stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of Moss Adams’ letter to the SEC, dated June 5, 2025, was filed as Exhibit 16.1 to the Change in Auditor 8-K.

Where You Can Find Additional Information

This prospectus forms part of a registration statement on Form S-1 filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should read the actual documents for a more complete description of the relevant matters.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at https://ir.sonimtech.com. Through our website, we make available, free of charge, annual, quarterly, and current reports, proxy statements, and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference the documents listed below:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, as amended on our Annual Report on Form 10-K/A, filed with the SEC on April 29, 2025;

●	our definitive proxy statement on Schedule 14A, filed with the SEC on June 18, 2025;

●	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 12, 2025, for the fiscal quarter ended June 30, 2025, filed with the SEC on August 8, 2025, and for the fiscal quarter ended September 30, 2025, filed with the SEC on October 31, 2025;

●	our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on January 23, 2025, February 11, 2025, February 21, 2025, April 3, 2025, April 16, 2025, April 21, 2025, May 16, 2025, June 5, 2025, June 25, 2025 (solely to the extent of Item 8.01), July 2, 2025, July 17, 2025, July 22, 2025, July 23, 2025, August 12, 2025, August 14, 2025, August 27, 2025, September 29, 2025, October 20, 2025, and October 24, 2025;

●	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 9, 2019, as updated by Exhibit 4.4 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025, and as subsequently amended or updated.

In addition, all documents subsequently filed by us (excluding any information furnished rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request and we will provide, free of charge, a copy of any document incorporated by reference in this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document) by visiting our internet website at https://ir.sonimtech.com or by writing or calling us at the following address and telephone number:

Sonim Technologies, Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

Telephone: (650) 378-8100

Attn.: Chief Financial Officer

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

35

19,444,444 Shares of Common Stock

Sonim Technologies, Inc.

PROSPECTUS

November 12, 2025